EXHIBIT 99.2
NEWS RELEASE

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro Chairman & CEO (312) 346-8100	Scott Eckstein Analysts/Investors (212) 827-3766 seckstein@mww.com

NYSE:ORI
FOR IMMEDIATE RELEASE
THURSDAY, OCTOBER 24, 2013

OLD REPUBLIC ANNOUNCES A PLAN OF RECAPITALIZATION BY ITS
RMICC MORTGAGE GUARANTY SUBSIDIARY

CHICAGO – October 24, 2013 -- Old Republic International Corporation (NYSE: ORI), today announced a plan of recapitalization by its RMIC Companies, Inc. (“RMICC”) mortgage guaranty subsidiary.   RMICC plans to raise new funds in the capital markets and use substantially all of these to recapitalize its three mortgage insurance carriers.   The additional capital is intended to enable these carriers to at once fully support existing policies, to pay off deferred claim obligations, to exit a current state of supervision under North Carolina insurance regulations, and to resume underwriting of new business early in 2014.  In connection with such a transaction, it is expected that Old Republic would contribute up to $50 million of this new capital.

Completion of the transaction will be subject to market conditions and other factors.  Moreover, the addition of the new funds to RMICC and its subsidiaries will be contingent on the receipt of certain regulatory approvals.  The most essential of these will be required from the North Carolina Department of Insurance (“NCDOI”), and from Fannie Mae and Freddie Mac with any necessary assent of their FHFA Conservator.

With new capital funds, Old Republic and RMICC intend to achieve a number of significant objectives mutually beneficial to RMICC, its insurance subsidiaries’ stakeholders, and to ORI, by:

▪	Resolving successfully the North Carolina regulatory supervision, including full settlement of accumulated deferred claim payments held in reserve;

▪
Enabling Fannie Mae, Freddie Mac and other insured lenders to collect 100% of the deferred claim payments together with an agreed-upon interest charge.  Such a charge could be material to RMICC’s results of operations and shareholders’ equity when it is recorded following approval of the NCDOI and the successful completion of the capital raise.

▪
Creating a well capitalized platform for RMICC, thereby demonstrating a  commitment to all of its insurance subsidiaries’ policyholders to grow a successful mortgage guaranty insurer in their interests and those of a new shareholder group; and

▪
Effecting a full and fair exit from the mortgage insurance market for ORI and its shareholders, thus allowing the Company to move forward with a clear focus on its core General and Title Insurance operations.

Upon the successful closing of this transaction, Old Republic’s only continuing interest in RMICC and the mortgage guaranty business will consist of a minority equity interest which will constitute less than 10% of RMICC’s equity capital.  At some time following the recapitalization, Old Republic will likely consider a disposition of this equity stake in the best interests of its shareholders.

No RMICC securities have been registered under the Securities Act of 1933 and, unless so registered, they may not be offered or sold in the United States absent registration or an applicable exemption from such registration. This news release is not an offer to sell, or the solicitation of an offer to purchase, any securities of RMICC.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages, principally in the property and liability, and title insurance fields.  A long term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent times.

One of the nation’s 50 largest publicly owned insurance organizations, Old Republic has consolidated assets of approximately $16.52 billion and common shareholders' equity of $3.71 billion, or $14.44 per share. Its current stock market valuation is approximately $4.02 billion, or $15.49 per share.

For the latest news releases and other corporate documents on
Old Republic International Corporation please visit www.oldrepublic.com.